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                                                                     EXHIBIT 3.1


                         WATCHGUARD TECHNOLOGIES, INC.

                     Restated Certificate of Incorporation

         WatchGuard Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

         1.  This corporation's original name was Seattle Software Labs, Inc.

         2. The original Certificate of Incorporation was filed with the Secretary of State on May 7, 1997.

         3. The following Restated Certificate of Incorporation was duly proposed by this corporation's Board of Directors pursuant to the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. In lieu of a meeting of the stockholders, written consent has been given for the adoption of said Restated Certificate of Incorporation and the amendments to be made thereby pursuant to the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, and written notice of the taking of such corporate action has been given as provided in said Section 228.

                                ARTICLE 1. NAME

         The name of this corporation is WatchGuard Technologies, Inc.

                    ARTICLE 2. REGISTERED OFFICE AND AGENT

         The address of the initial registered office of this corporation is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.

                              ARTICLE 3. PURPOSE

         The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").
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                               ARTICLE 4. SHARES

         The total authorized stock of this corporation shall consist of 80,000,000 shares of common stock, having a par value of $.001 per share (the "Common Stock"), and 10,000,000 shares of preferred stock, having a par value of $.001 per share (the "Preferred Stock"). Authority is hereby expressly granted to the Board of Directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions that are permitted by the DGCL in respect of any class or classes of stock or any series of any class of stock of this corporation. The Preferred Stock shall be divided into series, and 3,000,004 shares of Preferred Stock are designated Series A Convertible Preferred Stock (the "Series A Stock"), 2,374,581 shares of Preferred Stock are designated Series B Convertible Preferred Stock (the "Series B Stock"), and 1, 357,378 shares of Preferred Stock are designated Series C Convertible Preferred Stock (the "Series C Stock").

         This corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of the Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

         Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article 4 and to the limitations prescribed by law, to authorize the issue of one or more additional series of Preferred Stock, and, with respect to each such series, to fix by resolution or resolutions providing for the issue of each series the number of shares of such series and the relative rights, limitations and preferences of the shares of any such series so established with respect to any matter allowable under the DGCL.

         The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

4.1      Dividends

         The holders of Series A Stock, Series B Stock and Series C Stock shall, in preference to the holders of other stock of this corporation, including, without limitation, the Common Stock, be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, dividends at the rate per annum of $.01 per share (the "Series A Dividends"), $.155 per share (the "Series B Dividends") and $.311 per share (the "Series C Dividends"), respectively (as adjusted for any stock dividends, combinations or splits with respect to such shares). Together, the Series A Dividends, Series B Dividends and Series C Dividends are referred to

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herein as the "Preferred Stock Dividends". The Preferred Stock Dividends shall not be cumulative. No right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period. In addition to their respective Preferred Stock Dividends, holders of Series A Stock, Series B Stock and Series C Stock shall be entitled to dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which such share is then convertible).

4.2      Liquidation Preference

         4.2.1  Preferred Stock Preference

                Upon the voluntary or involuntary dissolution, liquidation or winding up of this corporation, the assets of this corporation available for distribution to its stockholders shall be distributed in the following order and amounts:

                (i) First, the holders of Series C Stock shall be entitled to receive $5.157 for each outstanding share of Series C Stock held by them plus any declared but unpaid dividend per share on such outstanding shares of Series C Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Series C Liquidation Amount"). If, upon the occurrence of such event, the assets of this corporation shall be insufficient to permit the payment of the Series C Liquidation Amount payable to the holders of Series C Stock, then the assets of this corporation available for distribution shall be distributed ratably among the holders of the Series C Stock in the same proportions as the full Series C Liquidation Amount each such holder would otherwise be entitled to receive bears to the total Series C Liquidation Amount that would otherwise be payable to all holder of Series C Stock.

                (ii) If, upon completion of the distribution required by
                     subsection (i), assets remain in this corporation, the holders of Series A Stock shall be entitled to receive $.05 for each outstanding share of Series A Stock held by them plus any declared but unpaid dividend per share on such outstanding shares of Series A Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Series A Liquidation Amount"), the holders of Series B Stock shall be entitled to receive $2.59 for each outstanding share of Series B Stock held by them plus any declared but unpaid dividend per share on such outstanding shares of Series B Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the

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                     "Series B Liquidation Amount"), and any other outstanding
                     shares of preferred stock of this corporation having a preferential right to liquidation payments ranking equal to the rights of the holders of Series A Stock and Series B Stock (together, the "Parity Shares") shall be entitled to receive the liquidation payment specified for such shares held by them (the "Parity Liquidation Amount"). If, upon the occurrence of such event, the assets of this corporation shall be insufficient to permit the payment of the Liquidation Amounts payable to the holders of each series, then the assets of this corporation available for distribution shall be distributed ratably among the holders of the Series A Stock, Series B Stock and the Parity Shares in the same proportions as the aggregate of the Series A Liquidation Amount, the Series B Liquidation Amount and the Parity Liquidation Amount each such holder would otherwise be entitled to receive bears to the total Series A Liquidation Amount, Series B Liquidation Amount and Parity Liquidation Amount that would otherwise be payable to all such holders.

              (iii) If, upon completion of the distribution required by subsection (ii), assets remain in this corporation, the holders of Series A Stock, Series B Stock, Series C Stock and any Parity Shares entitled to participate in distributions hereunder, in addition to their respective Liquidation Amounts, and the holders of Common Stock shall be entitled to receive liquidation payments on a pro rata basis (assuming the conversion of all shares of Preferred Stock to Common Stock at the then applicable conversion rates for each series of the Preferred Stock) until, (A) with respect to the holders of Series A Stock, they shall have received an aggregate liquidation payment pursuant to subsections (ii) and (iii) equal to one and one half times the Series A Liquidation Amount distributed to the holders of Series A Stock pursuant to subsection (ii), (B) with respect to the holders of Series B Stock, they shall have received an aggregate liquidation payment pursuant to subsections (ii) and (iii) equal to one and one half

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                    time the Series B Liquidation Amount distributed to the
                    holders of Series B Stock pursuant to subsection (ii), (C) with respect to holders of Series C Stock, they shall have received an aggregate liquidation payment pursuant to subsection (i) and (iii) equal to one and one half times the Series C Liquidation Amount distributed to the Series C holders pursuant to subsection (i) and, (D) with respect to holders, if any, of Parity Shares, they shall have received an aggregate liquidation payment pursuant to subsections
                    (ii) and (iii) equal to any applicable limit thereon but not in excess of one and one half times the amount distributed to such holders of Parity Shares pursuant to subsection
                    (ii).

              (iii) If, upon completion of the distributions required by subsections (i), (ii) and (iii), assets remain in this corporation, the holders of Common Stock shall be entitled to receive such assets on a pro rata basis based on the number of shares of Common Stock held by each such holder.

       4.2.2  Merger or Consolidation

       The acquisition of this corporation by another entity or entities by means of any transaction or series of related transactions (including, without limitation, any consolidation or merger which results in the exchange of outstanding shares of this corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, but excluding (a) a merger to reincorporate this corporation in a different jurisdiction and (b) a merger in which this corporation's stockholders own or control 50% or more of the surviving entity's voting shares), and the sale or other disposition by this corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of this corporation within the meaning of the provisions of this Section 4.2; provided,
                                                                      --------
however, that each holder of convertible Preferred Stock of this corporation
-------
shall have the opportunity to convert Preferred Stock into Common Stock pursuant to Section 4.4 in lieu of receiving payment in liquidation, dissolution or winding up of this corporation pursuant to this Section 4.2.

       4.2.3  Noncash Distributions

       If any of the assets of this corporation are to be distributed other than in cash under this Section 4.2 or for any purpose, then the Board of Directors shall determine in good faith the fair value of the assets to be distributed to the holders of Preferred

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Stock or Common Stock. This corporation shall give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the fair value so determined.

4.3      Voting Rights

         4.3.1  Preferred Stock

         Except as otherwise provided herein or as required by law, the holder of each share of Preferred Stock shall be entitled to vote together with all other classes and series of stock of this corporation as a single class on all actions to be taken by the stockholders of this corporation, including, but not limited to, actions amending the Certificate of Incorporation of this corporation to increase the number of authorized shares of Common Stock or Preferred Stock. If, as provided herein or as required by law, the Preferred Stock is entitled to vote as a separate class from the Common Stock, then except as otherwise provided herein, all series of Preferred Stock shall vote together as a single class and not as a separate series. Each share of Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which such share of Preferred Stock is then convertible pursuant to Section 4.4 at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise provided herein or as required by law, the Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock.

         4.3.2  Common Stock

         Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

         4.3.3  Board Size

         This corporation shall not, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of each series of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, increase the number of directors constituting the Board of Directors to a number greater than seven.

         4.3.4  Board Seats

         The holders of the Series A Stock, voting as a separate class, shall be entitled to elect two directors of this corporation. The holders of the Series B Stock, voting as a

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separate class, shall be entitled to elect two directors of this corporation.
The holders of the Series C Stock, voting as a separate class, shall be entitled to elect one director of this corporation. The holders of the Common Stock and Preferred Stock, voting together as a single class (with the Preferred Stock voting on an as-converted basis), shall be entitled to elect up to two directors of this corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of (a) the holders of a majority of the shares of a series of Preferred Stock then outstanding shall constitute a quorum of the Preferred Stock of that series for the election of the directors to be elected solely by the holders of the series and (b) the holders of a majority of the shares of Preferred Stock and Common Stock then outstanding voting in accordance with Section 4.3.1 shall constitute a quorum for the election of the directors to be elected jointly by the holders of Preferred Stock and Common Stock. A vacancy in any directorship or removal of any director elected by the holders of a series of Preferred Stock shall be filled or accomplished only by vote or written consent of the holders of that series and a vacancy in any directorship or removal of any director to be elected jointly by the Preferred Stock and the Common Stock shall be filled or accomplished only by vote or written consent of the holders of Preferred Stock and Common Stock as provided herein.

4.4      Conversion

         The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         4.4.1  Optional Conversion

         Subject to the terms and conditions of this Section 4.4, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for such Preferred Stock, except that upon any liquidation of this corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Preferred Stock. Each share of Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock that results from dividing the "Conversion Price" per share in effect for such series of Preferred Stock at the time of conversion (the "Series A Conversion Price", "Series B Conversion Price" or "Series C Conversion Price," as the case may be) into the "Conversion Value" per share of such series of Preferred Stock. The number of shares of Common Stock into which each series of Preferred Stock is convertible is hereinafter collectively referred to as the "Conversion Rate" for such series. Initially, the Conversion Price per share of the Series A Stock shall be $.05, of

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the Series B Stock shall be $2.59 and of the Series C Stock shall be $5.157 and the Conversion Value per share of the Series A Stock shall be $.05, of the Series B Stock shall be $2.59 and of the Series C Stock shall be $5.157, so that each share of Series A Stock, Series B Stock and Series C Stock shall be initially convertible into one share of Common Stock. The Conversion Price of each series of Preferred Stock shall be subject to adjustment as hereinafter provided.

         4.4.2  Automatic Conversion

         Each share of Series A Stock and Series B Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate upon the earlier to occur of (i) the closing of a firm commitment underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), with aggregate gross proceeds, at the public offering price, of at least $10,000,000 and a price per share paid by the public of at least $7.77 (appropriately adjusted to reflect the occurrence of any event described in Section 4.4.6) , and (ii) the vote or written consent of the holders of a majority of the outstanding shares of Series A Stock or the holders of a majority of the outstanding shares of Series B Stock, as the case may be.

         Each share of Series C Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate upon the earlier to occur of (i) the closing of a firm commitment underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended the 1933 Act, with aggregate gross proceeds, at the public offering price, of at least $15,000,000 and a price per share paid by the public of at least $10.314 (appropriately adjusted to reflect the occurrence of any event described in Section 4.4.6) , and (ii) the vote or written consent of the holders of seventy-five percent (75%) of the outstanding shares of Series C Stock.

         4.4.3  Mechanics of Conversion

         Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for such Preferred Stock and shall give written notice to this corporation at such office that such holder elects to convert a stated number of the shares of Preferred Stock into Common Stock.

         This corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and shall pay in

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cash any declared and unpaid dividends on the shares of Preferred Stock being converted. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined immediately prior to the close of business (a) on the date such written notice is given (provided that such holder's certificate or certificates are delivered to this corporation within two business days after such notice is given) or (b) in any other case, on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Notwithstanding the foregoing, no written notice of election to convert or surrender of certificates shall be required in the event of an automatic conversion pursuant to Section 4.4.2.

         4.4.4 Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances.

                The Series C Conversion Price shall be subject to adjustment from time to time as follows:

                      (i)   (A)   If this corporation shall issue, after the
date on which shares of Series C Stock are first issued (the "Series C Issuance Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series C Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Series C Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of Common Stock Equivalents (as defined below) outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price, and the denominator of which shall be the total number of Common Stock Equivalents outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. The term "Common Stock Equivalents" shall mean all shares of Common Stock actually outstanding, plus all shares of Common Stock issuable upon conversion or exchange of all convertible or exchangeable securities then outstanding.

                            (B)   In the case of the issuance of Additional
Stock for cash, the consideration shall be deemed to be the gross amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

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                            (C)   In the case of the issuance of Additional
Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof, as determined by at least two-thirds of the Board of Directors irrespective of any accounting treatment.

                            (D)   In the case of the issuance of options to
purchase or rights to subscribe for Additional Stock, securities by their terms convertible into or exchangeable for Additional Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4.4.4(i) and 4.4.4(ii):

                                  (1)  The aggregate maximum number of shares of
Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Additional Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4.4.4(i)(B) and 4.4.4(i)(C)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                  (2)  The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4.4.4(i)(B) and 4.4.4(i)(C)).

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                         (3)  In the event of any change in the number of shares
of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, without limitation, a change resulting from the antidilution provisions thereof, the Series C Conversion Price to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                         (4)  Upon the expiration of any such options or rights,
the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series C Conversion Price to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                         (5)  The number of shares of Common Stock deemed issued
and the consideration deemed paid therefor pursuant to subsections 4.4.4(i)(D)(l) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4.4.4(i)(D)(3) or (4).

               (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(i)(D)) by this corporation after the Series C Issuance Date, other than the following:

                     (A) shares of Common Stock issued pursuant to a transaction described in subsection 4.4.6;

                     (B) shares of Common Stock issued or issuable pursuant to options, warrants or convertible Preferred Stock outstanding on or issued as of the Series C Issuance Date, or pursuant to conversion of any convertible securities issuable upon exercise of options or warrants outstanding on or issued as of the Series C Issuance Date;

                     (C) options for the purchase of up to 3,661,035 shares of Common Stock (plus any additional shares approved by a majority of this corporation's Board of Directors granted or available for grant to employees,

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consultants, directors, independent contractors and similar parties pursuant to one or more stock option plans or restricted stock plans approved by this corporation's Board of Directors, and the shares of Common Stock issuable upon exercise of such options.

         4.4.5  Fractional Shares; Dividends; Partial Conversion

         No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. In lieu of any fractional shares to which the holder would otherwise be entitled, this corporation shall pay cash equal to such fraction multiplied by the applicable Conversion Price. At the time of each conversion, this corporation shall pay in cash an amount equal to all dividends, declared and unpaid on the shares of Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in Section 4.4.3. In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered for conversion exceeds the number of shares converted, this corporation shall, upon such conversion, execute and deliver to the holder, at the expense of this corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

         4.4.6 Subdivision or Combination of Common Stock; Other Dividends and Distributions

         (i) In case this corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Prices in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Prices in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this Subsection (i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

         (ii) If this corporation issues a dividend or makes a distribution payable in securities of this corporation other than shares of Common Stock, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of this corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the

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conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4.4 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

         4.4.7  Reorganization or Reclassification

         If any capital reorganization or reclassification of the capital stock of this corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

         4.4.8  Notice of Adjustment

         Upon any adjustment or readjustment of the Conversion Price applicable to a series of Preferred Stock, then and in each such case this corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of such series of Preferred Stock at the address of such holder as shown on the books of this corporation, which notice shall state the Conversion Price for such series of Preferred Stock resulting from such adjustment or readjustment, setting forth in reasonable detail the method upon which such calculation is based. In the case of any adjustment or readjustment of the Series C Conversion Price pursuant Section 4.4.4, the written notice required by this Section 4.4.8 shall include a statement of (a) the consideration received or deemed to be received by this corporation for any Additional Stock issued or sold or deemed to have been issued or sold, (b) the Series C Conversion Price at the time in effect, (c) the number of shares of Additional Stock and (d) the type and

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amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

         4.4.9   Minimal Adjustments

         All calculations under this Section 4.4 shall be made to the nearest cent. No adjustment in a Conversion Price need be made if such adjustment would result in a change in a Conversion Price of less than $0.01. Any adjustment of less than $0.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price.

         4.4.10  No Impairment

         This corporation shall not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict this corporation from amending its Certificate of Incorporation in accordance with the DGCL.

         4.4.11  Other Notices

                 In case at any time:

                       (a) This corporation shall declare any dividend upon the Common Stock payable in cash or stock or make any other distribution to the holders of the Common Stock;

                       (b) This corporation shall offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or other rights;

                       (c) There shall be any capital reorganization or reclassification of the capital stock of this corporation, or a consolidation or merger of this corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

                       (d) There shall be a voluntary or involuntary dissolution, liquidation or winding up of this corporation;

then, in any one or more of said cases, this corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of this corporation, (a) at least 20 days' prior written notice of the date on which the books of this corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

         4.4.12   Stock to Be Reserved

                  This corporation shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. This corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and without limiting the generality of the foregoing, this corporation covenants that it shall from time to time take all such action as may be requisite to ensure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price applicable to any outstanding series of Preferred Stock in effect at the time. This corporation shall take all such action as may be reasonably necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. This corporation shall not take any action which results in any adjustment of the Conversion Price applicable to a series of Preferred Stock if the total number of shares of Common Stock issued and issuable after such action upon conversion of all the outstanding shares of Preferred Stock would exceed the total number of shares of Common Stock then authorized by this corporation's Certificate of Incorporation.

         4.4.13     No Reissuance of Preferred Stock

                Shares of Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

         4.4.14     Issue Tax

                The issuance of certificates for shares of Common Stock upon conversion of Preferred Stock shall be made without charge to the holders thereof for any issuance tax or other governmental charges in respect thereof, provided that this corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock that is being converted.

         4.4.15     Closing of Books

                This corporation shall at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner that interferes with the timely conversion of such Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

         4.4.16     Definition of Common Stock

                As used in this Section 4.4, the term "Common Stock" shall mean and include this corporation's authorized Common Stock $.001 par value per share, as constituted on April 24, 1998, and shall also include any capital stock of any class of this corporation thereafter authorized that shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of this corporation; provided that the shares of Common Stock receivable upon conversion of shares of Preferred Stock shall include only shares designated as Common Stock of this corporation on April 24, 1998, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 4.4.9.

         4.4.17     Notices

         Any notice required by the provisions of this Section 4.4 to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each such holder of record at such holder's address appearing on the books of this corporation.

4.5      Protective Provisions

         4.5.1  Approval of Series A Stock, Series B Stock and Series C Stock

         At any time when shares of Series A Stock, Series B Stock or Series C Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of this corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the approval of the holders of a majority of the then outstanding shares of Series A Stock, Series B Stock and Series C Stock given in writing or by vote at a meeting, with each series consenting or voting (as the case may be) together as a single class, this corporation shall not:

                (a)  Merger or Sale

         Sell, convey or otherwise dispose of all or substantially all of its property, business or assets the disposition of which would have a material effect upon the business or financial condition of this corporation; or recapitalize, reorganize or merge into or consolidate with any other corporation (a "Corporate Transaction"), unless this corporation's stockholders of record as constituted immediately prior to such Corporate Transaction will, immediately after such Corporate Transaction, hold at least 50% of the voting power of the surviving or acquiring entity.

                (b)  Redeem Other Capital Stock

         Redeem or purchase, or set aside any sum for the redemption or other purchase of, or pay any dividend or make any distribution on, any shares of stock other than shares of Preferred Stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and except for the purchase of shares of Common Stock from former employees of this corporation who acquired such shares directly from this corporation, if each such purchase is made pursuant to contractual rights held by this corporation relating to the termination of employment of such former employee and the purchase price does not exceed the original issue price paid by such former employee to this corporation for such shares.

         4.5.2  Approval of Series A Stock

At any time when shares of Series A Stock are outstanding, in addition to any other vote required by law or the Certificate of Incorporation, without the approval of the holders of a majority of the then outstanding shares of Series A Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, this corporation shall not:

                (a) Amend Certificate of Incorporation or Bylaws

         Amend, alter or repeal its Certificate of Incorporation or Bylaws in a manner adversely affecting the Series A Stock; or

                (b) Increase the Authorized Shares of Series A Stock

         Increase the authorized number of shares of the Series A Stock.

         4.5.3    Approval of Series B Stock

         At any time when shares of Series B Stock are outstanding, in addition to any other vote required by law or the Certificate of Incorporation, without the approval of the holders of a majority of the then outstanding shares of Series B Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, this corporation shall not:

                (a) Amend Certificate of Incorporation or Bylaws

         Amend, alter or repeal its Certificate of Incorporation or Bylaws in a manner adversely affecting the Series B Stock;

                (b) Increase the Authorized Shares of Series B Stock

Increase the authorized number of shares of the Series A Stock or Series B
Stock.

         4.5.4  Approval of Series C Stock

         At any time when shares of Series C Stock are outstanding, in addition to any other vote required by law or the Certificate of Incorporation, without the approval of the holders of a majority of the then outstanding shares of Series C Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, this corporation shall not:

               (a)  Authorize Senior Capital Stock

               Authorize or create a series or class of equity security (including any equity security convertible into or exercisable for any other equity security) with a preference over the Series C Stock as to voting, dividends or upon liquidation;

               (b)  Increase or Decrease the authorized shares of Series C Stock

               Increase or decrease the authorized number of shares of Series C Stock.

               (c)  Amend Certificate of Incorporation or Bylaws

               Amend, alter or repeal any provision of, or add any provision to, its Certificate of Incorporation or Bylaws in a manner changing the rights of the Series C Stock; or

               (d)  Redeem Shares of Series C Stock

               Redeem, purchase or otherwise acquire any share or shares of Series C Stock.

         4.6   Amendments Upon Conversion of Outstanding Shares

         When, as a result of the conversion of the shares of Series A, Series B and Series C Preferred Stock to shares of Common Stock, no such shares of Preferred Stock remain outstanding (a "Full Conversion Event"), the Board of Directors may, at its discretion and without a vote of the stockholders of this corporation, cause the modification of Article 2 hereof to (i) cause the elimination of the provisions of this Restated Certificate of Incorporation that are no longer operative and in effect by reason of such Full Conversion Event, including Sections 4.1 through 4.5, (ii) delete this Section 4.6, by providing for the filing of the applicable amendment or restatement to this Restated Certificate of Incorporation, and (iii) make such clerical amendments as are appropriate to effectuate any amendments to the provisions of this Restated Certificate of Incorporation that become effective upon a Full Conversion Event.

                               ARTICLE 5. BYLAWS

         Subject to Sections 4.3 and 4.4, the Board of Directors shall have the power to adopt, amend or repeal the Bylaws for this corporation, subject to the power of the stockholders to amend or repeal such Bylaws. Subject to Sections
4.3 and 4.4, the stockholders shall also have the power to adopt, amend or repeal the Bylaws for this corporation.

                             ARTICLE 6. DIRECTORS

         Following a Full Conversion Event, the number of Directors of this corporation shall be determined, and the Directors of this corporation shall be elected and removed from office, as provided in this Section 6.1.

         The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. Prior to the first annual election of Directors following such a Full Conversion Event, unless a Director earlier dies, resigns or is removed, his or her term of office shall expire at the next annual meeting of stockholders. At the first annual election of Directors following such a Full Conversion Event, the Board shall be divided into three classes, with said classes to be as equal in number as may be possible, with any Director or Directors in excess of the number divisible by three being assigned to Class 3 and Class 2, as the case may be. At the first election of Directors to such classified Board, each Class 1 Director shall be elected to serve until the next ensuing annual meeting of stockholders, each Class 2 Director shall be elected to serve until the second ensuing annual meeting of stockholders and each Class 3 Director shall be elected to serve until the third ensuing annual meeting of stockholders. At each annual meeting of stockholders following the meeting at which the Board is initially classified, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of stockholders. Notwithstanding any of the foregoing provisions of this Article, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office, or until there is a decrease in the number of Directors.

     The Directors of this corporation may be removed only for cause; such removal shall be in the manner provided by the Bylaws.

                         ARTICLE 7. PREEMPTIVE RIGHTS

     Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                         ARTICLE 8. CUMULATIVE VOTING

     The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of this corporation.

             ARTICLE 9. AMENDMENTS TO CERTIFICATE OF INCORPORATION

     This corporation reserves the right to amend or repeal any of the provisions contained in this Restated Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of this corporation are granted subject to this reservation. Following a Full Conversion Event, the provisions contained in this Restated Certificate of Incorporation shall only be amended as follows:

     9.1.  Supermajority Voting

     Except as provided in Section 9.2 or Section 9.3, the following Sections and subsections may be amended or repealed only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of Common Stock or Preferred Stock, by the affirmative vote of the holders of at least two-thirds of the outstanding shares of such class or series, voting as a separate voting group:

     Article 6 ("Directors")

     Article 9 ("Amendments to Certificate of Incorporation").

     Article 11 ("Special Voting Requirements")

     Article 12 ("Special Meetings of Stockholders")

     9.2.  Majority Voting

     Notwithstanding the provisions of Section 9.1, and except as provided in
Section 9.3, an amendment or repeal of a Section identified in Section 9.1 that is approved by a majority of the Continuing Directors (as defined in Section 11.1), voting separately and as a subclass of Directors, shall require the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock, by the affirmative vote of the holders of at least a majority of the outstanding shares of such class or series, voting as a separate voting group.

     9.3.  No Stockholder Vote

     Notwithstanding the provisions of Section 9.1 or 9.2, if the amendment or repeal of any Section not identified in Section 9.1 shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such amendment or repeal is not otherwise required to be approved by this corporation's stockholders pursuant to the provisions of the DGCL or of this Restated Certificate of Incorporation other than this Article 9, then no vote of the stockholders of this corporation shall be required for approval of such amendment or repeal.

     This corporation reserves the right to amend or repeal any of the provisions contained in this Restated Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of this corporation are granted subject to this reservation.

                 ARTICLE 10. LIMITATION OF DIRECTOR LIABILITY

     To the full extent that the DGCL, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                    ARTICLE 11. SPECIAL VOTING REQUIREMENTS

     Following a Full Conversion Event, in addition to any affirmative vote required by law, by this Restated Certificate of Incorporation or otherwise, any "Business Combination" (as hereinafter defined) involving this corporation shall be subject to approval in the manner set forth in this Article 11.

     11.1. Definitions

     For the purposes of this Article 11:

           (a) "Business Combination" means (i) a merger, share exchange or consolidation of this corporation or any of its Subsidiaries with any other corporation or entity; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by this corporation or any of its Subsidiaries of all or a substantial part of this corporation's assets otherwise than in the usual and regular course of business; or (iii) any agreement, contract or other arrangement providing for any of the foregoing transactions.

           (b) "Continuing Director" means any member of the Board who was a member of the Board on May 1, 1999 or who is elected to the Board after May 1, 1999 upon the recommendation of a majority of the Continuing Directors voting separately and as a subclass of Directors on such recommendation.

           (c) "Subsidiary" means a domestic or foreign corporation, a majority of the outstanding voting shares of which are owned, directly or indirectly, by this corporation.

     11.2. Vote Required for Business Combinations

           11.2.1.  Supermajority Vote

           Except as provided in subsections 11.2.2 and 11.2.3, the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock, the affirmative vote of the holders of not less than two-thirds of the outstanding shares of such class or series, voting as a separate voting group, shall be required for the adoption or authorization of a Business Combination.

           11.2.2.  Majority Vote

           Notwithstanding subsection 11.2.1, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such Business Combination is otherwise required to be approved by this corporation's stockholders pursuant to the provisions of the DGCL or of this Restated Certificate of Incorporation other than this Article 11, then the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock, the affirmative vote of the holders of not less than a majority of the outstanding shares of such class or series, voting as a separate voting group, shall be required for the adoption or authorization of such Business Combination.

           11.2.3.  No Stockholder Vote

           Notwithstanding subsection 11.2.1 or 11.2.2, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such Business Combination is not otherwise required to be approved by this corporation's stockholders pursuant to the provisions of the DGCL or of this Restated Certificate of Incorporation other than this Article 11, then no vote of the stockholders of this corporation shall be required for approval of such Business Combination.

                 ARTICLE 12. SPECIAL MEETINGS OF STOCKHOLDERS

     Following a Full Conversion Event, special meetings of the stockholders shall be called in the manner set forth in this Article 12.

     The Chairman of the Board, the President or the Board may call special meetings of the stockholders for any purpose. Further, a special meeting of the stockholders shall be held if the holders of not less than twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary of this corporation no later than 20 days prior to the date of such meeting one or more written demands for such meeting, describing the purpose or purposes for which it is to be held.

             ARTICLE 13. ACTION BY STOCKHOLDERS WITHOUT A MEETING

     Any action that could be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a written consent setting forth the action so taken is signed by the holders of a majority of the outstanding shares of stock entitled to be voted with respect to the subject matter thereof. Upon this corporation's becoming a Public Company (as defined below), actions of the stockholders may be taken only at a meeting thereof and may not be taken by written consent. This corporation shall be a "Public Company" upon the earliest of (a) a vote by the Board of Directors referencing this Article 11 and designating this corporation a Public Company, (b) when a registration statement filed by this corporation under the 1933 Act, in connection with an offering of this corporation's securities to the general public, first becomes effective, and (c) upon the effective date of the registration of this corporation's securities pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. Upon this corporation's becoming a Public Company, the Board of Directors may, at its discretion and without a vote of the stockholders of this corporation, cause the modification of this Article 13 to cause the elimination of the provisions of this Article 13 that are no longer operative and in effect by reason of this corporation's becoming a Public Company and make such clerical amendments to this Article 13 that become effective upon this corporation's becoming a Public Company.

                      ARTICLE 14. ANTITAKEOVER PROVISIONS

     This corporation's Board of Directors shall have the broadest possible authority and discretion in adopting and maintaining resistance to, and defenses against, takeover bids that it deems not to be in the best interests of this corporation, including, without limitation, adopting and maintaining any form of stockholder rights plan or "poison pill" comprised of such terms and features as the Board deems to be in the best interests of this corporation. Without limiting the foregoing, the Board shall have the authority and discretion to adopt and maintain a stockholder rights plan or other defensive mechanism that may be deactivated or redeemed only (a) by vote of continuing directors (i.e., the directors who put such stockholder rights plan or other defensive mechanism in place or the designated successors of such directors) to the exclusion of newly elected directors nominated or supported by a takeover bidder or bidders,
(b) after a prescribed delay period following election of directors making up a majority of the Board if such new directors are nominated or supported by a takeover bidder or bidders, or (c) before election of directors making up a majority of the Board if such new directors are nominated or supported by a takeover bidder or bidders.

     No bylaw shall limit in any way the authority of this corporation's board of Directors to adopt or maintain any stockholder rights plan or otherwise to resist or defend against any takeover bid that the Board finds not to be in the best interests of this corporation.






                     [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned has executed this document and affirms, under penalties of perjury, that the statements herein are true and that this instrument is the act and deed of WatchGuard Technologies, Inc. as of this 7th day of July, 1999.

                                         WATCHGUARD TECHNOLOGIES, INC.


                                         By  /s/  CHRISTOPHER G. SLATT
                                             -------------------------
                                         Christopher G. Slatt, President and CEO

ATTEST:

/s/  STEVEN N. MOORE
--------------------
Steven N. Moore, Secretary